Exhibit 10.12

AGREEMENT

This AGREEMENT, dated as of January 10, 2021 (as amended, restated, supplemented and otherwise modified from time to time, this “Agreement”), is between Playboy Enterprises, Inc., a Delaware corporation (the “Company”) and CAA Brand Management, LLC, a Delaware limited liability company (“Noteholder”).

WHEREAS, Noteholder and the Company are parties to that certain Convertible Note Purchase Agreement, dated as of August 1, 2018 (as amended, modified and supplemented through the date hereof, the “Note Purchase Agreement”);

WHEREAS, pursuant to the Note Purchase Agreement, the Company issued to the Noteholder a Convertible Promissory Note in the original principal amount of $2,730,000 (the “Convertible Note”).

NOW, THEREFORE, in consideration of the foregoing and each of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

1.             Conversion of Convertible Note. Concurrently with the execution of this Agreement, the outstanding principal balance of the Convertible Note and all accrued and unpaid interest, fees, expenses, indemnities or other obligations thereunder shall convert into 51,857 shares of the Common Stock of the Company.

2.             Noteholder Representations, Warranties and Covenants. Noteholder represents, warrants and covenants to the Company as follows:

The Noteholder has been unable to recover the Convertible Note and it cannot now be produced. The Convertible Note has not been, in whole or in part, transferred, sold, assigned, pledged or otherwise endorsed or hypothecated by the Noteholder.

3.             Termination; Release.

(a)           Upon execution of this Agreement, the Note Purchase Agreement and Convertible Note shall each terminate and be of no further force or effect.

(b)           The Noteholder, on behalf of itself and its officers, directors, shareholders, partners, members, predecessors, successors, and assigns (collectively, “Releasors”), hereby irrevocably and unconditionally release and forever discharge the Company, its successors, assigns, representatives, and affiliates (collectively, “Released Parties”), or any of them, from and against any and all causes of action, suits, debts, liens, obligations, liabilities, claims, demands, damages, judgments, losses, orders, penalties, costs and expenses, of any kind or nature whatsoever, whether under law, in equity or by statute, known or unknown, which any of the Releasors may have against any of the Released Parties arising from (collectively, “Claims”) the Note Purchase Agreement or the Convertible Note other than the obligations of the Company hereunder.

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(c)            The Noteholder hereby agrees to protect, defend, indemnify and hold harmless each Released Party from and against any and all loss, cost, damage, expense or liability (including reasonable attorneys’ fees and costs) which such Released Party may sustain or incur by reason of any breach by the Noteholder of any of its representations, warranties or covenants hereunder.

4.             General. The provisions of Sections 8.1 (Notices), 8.3 (Amendment or Waiver), 8.8 (Governing Law), 8.9 (Consent to Jurisdiction), 8.10 (Waiver of Jury Trial), and 8.11(Counterparts) of the Note Purchase Agreement are incorporated by reference into this Agreement and made a part hereof.

Each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

COMPANY:
PLAYBOY ENTERPRISES, INC.

By:	/s/ David G Israel

Name:	David G Israel
Title:	COO/CFO

NOTEHOLDER:
CAA BRAND MANAGEMENT, LLC

By:	/s/ Katerina Krumwiede

Name:	Katerina Krumwiede
Title:	Executive

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